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                                         99.1

                           STOCK PURCHASE AGREEMENT BETWEEN
                   GILBERTO S. OCANAS AND PRINTING ASSOCIATES, INC.


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                              STOCK PURCHASE AGREEMENT

    This Stock Purchase Agreement is made as of the 29th day of July 1994 between GILBERTO S. OCANAS ("Ocanas"), a resident of Texas and PRINTING ASSOCIATES, INCORPORATED ("PAI"), a New York Corporation, with reference to the following facts:

A. PAI has recently acquired the stock of certain minority shareholders in WinTex, Inc. ("WinTex") a Texas corporation providing lottery ticket stock and machine readable bet slips for use in the Texas Lottery and by virtue of such acquisition now owns 60% of WinTex.

B. WinTex is a certified minority owned and operated company under Texas law and wishes to maintain that certification to assure preferential status in procurements by and on behalf of the Texas Lottery.

C. Ocanas and his wife are qualified minorities under Texas law and each currently own 20% of WinTex.

D. Ocanas is actively engaged in the management of WinTex.

E. The parties hereto agree that the best interests of WinTex and its shareholders will be served if Ocanas and his wife become majority owners of Wintex and continue to control its management.

NOW, THEREFORE in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties have agreed as follows:

    1. PAI hereby sells to Ocanas 11% of the issued and outstanding voting stock of WinTex for Thirty-Six Thousand ($36,000) whereby Ocanas will own 31% of Wintex and in conjunction with his wife 51% with unrestricted voting rights thereon.

    2. Ocanas hereby delivers to PAI his promissory note in the amount of Thirty-Six Thousand ($36,000) to PAI payable 30 days after written demand by PAI and bearing interest from the date of such demand until paid at the rate of prime plus 2%.

    3. Ocanas agrees that he will continue his employment with WinTex during the term of said promissory note and will not sell his stock in Wintex without first offering such stock to PAI upon the same terms as any bona fide third party offer for such shares.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above set forth.


GILBERTO S. OCANAS                      PRINTING ASSOCIATES, INCORPORATED

/s/ Gilberto S. Ocanas                  /s/ [ILLEGIBLE]
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